UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 20, 2017
Progress Software Corporation
(Exact name of registrant as specified in its charter)
Commission file number: 0-19417

Delaware	04-2746201
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)
14 Oak Park
Bedford, Massachusetts 01730
(Address of principal executive offices, including zip code)
(781) 280-4000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement
On November 20, 2017, Progress Software Corporation (“Progress”) entered into an Amended and Restated Credit Agreement (the “Credit Agreement”) with each of the lenders party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent, Wells Fargo Bank, N.A. and Citizens Bank, N.A., as Syndication Agents, Bank of America, N.A., Citibank, N.A., Silicon Valley Bank, and Santander Bank, N.A., as Documentation Agents, and JPMorgan Chase Bank, N.A., as Sole Bookrunner and Sole Lead Arranger, providing for a $123.75 million secured term loan and a $150 million secured revolving credit facility, which may be made available in U.S. Dollars and certain other currencies. The revolving credit facility may be increased by up to an additional $125 million if the existing or additional lenders are willing to make such increased commitments. This new credit facility replaces Progress’ existing secured credit facility dated December 2, 2014.
The term loan, net of principal payments, was originally used to partially fund Progress’ acquisition of Telerik AD. The revolving credit facility has sublimits for swing line loans up to $25.0 million and for the issuance of standby letters of credit in a face amount up to $25.0 million. Progress expects to use the revolving credit facility for general corporate purposes, including acquisitions of other businesses, and may also use it for working capital.
Interest rates for the term loan and revolving credit facility are determined at the option of Progress and would range from 1.50% to 2.00% above the Eurodollar rate for Eurodollar-based borrowings or would range from 0.50% to 1.00% above the defined base rate for base rate borrowings, in each case based upon Progress’ leverage ratio.  Additionally, Progress may borrow certain foreign currencies at rates set in the same range above the respective London interbank offered interest rates for those currencies, based on Progress’ leverage ratio.  A quarterly commitment fee on the undrawn portion of the revolving credit facility is required, ranging from 0.25% to 0.35% per annum, based upon Progress’ leverage ratio.  At closing of the term loan and revolving credit facility, the applicable interest rate and commitment fee would be at the lowest rate in each range.
The credit facility matures on November 20, 2022, when all amounts outstanding will be due and payable in full.  The revolving credit facility does not require amortization of principal.  The term loan requires repayment of principal at the end of each fiscal quarter, beginning with the fiscal quarter ending February 28, 2018.  The first eight payments are in the principal amount of $1.55 million each, the following four payments are in the principal amount of $2.32 million each, the following four payments are in the principal amount of $3.09 million each, the following three payments are in the principal amount of $3.87 million and the last payment is of the remaining principal amount. Any amounts outstanding under the term loan thereafter would be due on the maturity date.  The term loan may be prepaid before maturity in whole or in part at Progress’ option without penalty or premium.
Revolving loans may be borrowed, repaid and reborrowed until November 20, 2022, at which time all amounts outstanding must be repaid. Accrued interest on the loans is payable quarterly in arrears with respect to base rate loans and at the end of each interest rate period (or at each three month interval in the case of loans with interest periods greater than three months) with respect to LIBO rate loans. Progress may prepay the loans or terminate or reduce the commitments in whole or in part at any time, without premium or penalty, subject to certain conditions and reimbursement of certain costs in the case of LIBO rate loans.
Progress is the sole borrower under the credit facility. Progress’ obligations under the Credit Agreement are guaranteed by each of Progress’ material domestic subsidiaries and are secured by substantially all of the assets of Progress and such material domestic subsidiaries, as well as 100% of the capital stock of Progress’ domestic subsidiaries and 65% of the capital stock of Progress’ first-tier foreign subsidiaries, in each case, subject to certain exceptions as described in the Credit Agreement. Future material domestic subsidiaries of Progress will be required to guaranty Progress’ obligations under the Credit Agreement, and to grant security interests in substantially all of their assets to secure such obligations. The Credit Agreement generally prohibits, with certain exceptions, any other liens on the assets of Progress and its subsidiaries, subject to certain exceptions as described in the Credit Agreement.

In addition, swap obligations and banking services obligations (including treasury management services) are guaranteed and secured on the same basis as the Credit Agreement.
The Credit Agreement contains customary affirmative and negative covenants, including covenants that limit or restrict Progress and its subsidiaries’ ability to, among other things, grant liens, make investments, make acquisitions, incur indebtedness, merge or consolidate, dispose of assets, pay dividends or make distributions, repurchase stock, change the nature of its business, enter into certain transactions with affiliates and enter into burdensome agreements, in each case subject to customary exceptions for a credit facility of this size and type. Progress is also required to maintain compliance with a consolidated fixed charge coverage ratio, a consolidated leverage ratio and a consolidated senior secured leverage ratio.
The Credit Agreement includes customary events of default that include, among other things, non-payment defaults, covenant defaults, inaccuracy of representations and warranties, cross default to material indebtedness, bankruptcy and insolvency defaults, material judgment defaults, ERISA defaults and a change of control default. The occurrence of an event of default could result in the acceleration of the obligations under the Credit Agreement. Under certain circumstances, a default interest rate will apply on all unpaid and overdue amounts (including principal, interest and fees) under the Credit Agreement at a per annum rate equal to 2.00% above the applicable interest rate or 2.00% above the defined base rate.
A copy of the Credit Agreement is attached as Exhibit 10.1 to this Current Report and is incorporated by reference herein. The above descriptions of the new credit facility and the Credit Agreement are not complete and are qualified in their entirety by reference to the Credit Agreement.

Item 1.02. Termination of a Material Definitive Agreement.

On November 20, 2017, in connection with entering into the amended and restated credit facility described in Item 1.01, “Entry into a Material Definitive Agreement,” Progress terminated the Credit Agreement dated December 2, 2014, by and among Progress, JPMorgan Chase Bank, N.A., as Administrative Agent, and the lenders party thereto.  The material terms of the terminated Credit Agreement are set forth in Exhibit 10.1 of Progress’ Current Report on Form 8-K filed December 5, 2014 and are incorporated herein by reference.  The Credit Agreement was to mature on December 2, 2019.   There were no revolving loans and $123.75 million of term loan outstanding at the time of the termination of the Credit Agreement, which term loan was incorporated into the amended and restated credit facility.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

(d)    Exhibits.

Exhibit No.	Description

10.1
Credit Agreement, dated as of November 20, 2017, by and among Progress Software Corporation, each of the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Wells Fargo Bank, N.A. and Citizens Bank, N.A., as Syndication Agents, and Bank of America, N.A., Citibank, N.A., Silicon Valley Bank, and Santander Bank, N.A., as Documentation Agents, and JPMorgan Chase Bank, N.A., as Sole Bookrunner and Sole Lead Arranger

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 27, 2017	Progress Software Corporation

By: /s/ Stephen H. Faberman
Stephen H. Faberman
Chief Legal Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1
Credit Agreement, dated as of November 20, 2017, by and among Progress Software Corporation, each of the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Wells Fargo Bank, N.A. and Citizens Bank, N.A., as Syndication Agents, and Bank of America, N.A., Citibank, N.A., Silicon Valley Bank, and Santander Bank, N.A., as Documentation Agents, and JPMorgan Chase Bank, N.A., as Sole Bookrunner and Sole Lead Arranger